SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of earliest event reported: October 24, 2001

HYSEQ, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-22873 (Commission File Number)	36-3855489 (I.R.S. Employer Identification No.)

670 Almanor Avenue, Sunnyvale, California 94085

(Address of Principal Executive Offices) (Zip Code)

(408) 524-8100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS.
SIGNATURES

ITEM 5. OTHER EVENTS.

         On October 24, 2001, Hyseq, Inc. (“Hyseq”) entered into a Settlement Agreement with Affymetrix, Inc. (“Affymetrix”) providing for the comprehensive settlement of all existing litigation between the two companies that began in March 1997. Key components of the litigation settlement include the following:

•	Affymetrix and Hyseq have agreed to seek dismissal, with prejudice, of all pending lawsuits, which are Hyseq, Inc., Plaintiff/Counterdefendant v. Affymetrix, Inc., Defendant/Counterclaimant, Case No. C 97-20188 RMW (ENE), United States District Court, Northern District of California, San Jose Division; Affymetrix, Inc., Plaintiff v. Hyseq, Inc., Defendant, Case No C 99-21163 JF, United States District Court, Northern District of California, San Jose Division; and Hyseq, Inc., Plaintiff/Counterdefendant v. Affymetrix, Inc., Defendant/Counterclaimant, Case No. C 00-20050 RMW, United States District Court, Northern District of California, San Jose Division;

•	Affymetrix and Hyseq have acknowledged the validity and enforceability of the patents asserted in these lawsuits, which are Affymetrix’ U.S. Patent Nos. 5,795,716, 5,744,305 and 5,800,992 and Hyseq’s U.S. Patent Nos. 5,202,231, 5,525,464, 5,695,940, 6,018,041 and 5,972,619; and

•	Hyseq has agreed to enter an abandonment of contest with respect to its pending patent application in patent interference proceedings titled Chee v. Drmanac, Interference No. 104,552 before the U.S. Patent and Trademark Office.

         Hyseq also announced its plan to reorganize into two distinct companies. In the future, Hyseq will do business as “Hyseq Pharmaceuticals, Inc.” and will continue its primary mission of developing and commercializing new treatments for human disease based upon its proprietary collection of rare and novel genes. Hyseq has created a new majority-owned subsidiary, Callida Genomics, Inc. (“Callida”), which will focus on the development and commercialization of Hyseq’s sequencing-by-hybridization (“SBH”) technology. Hyseq will contribute all of its SBH patents to Callida. A team of approximately 30 Hyseq scientists, including Hyseq’s founder Dr. Radoje Drmanac, who pioneered the company’s DNA chip and SBH technology, will become full-time employees of Callida. Dr. George Rathmann will serve as chairman, interim president and chief executive officer of Callida, in addition to his current role as chairman of Hyseq Pharmaceuticals. Affymetrix will have an initial 10% equity interest in Callida. Callida has entered into a collaboration arrangement with Affymetrix, through Callida’s wholly-owned subsidiary, N-Mer, Inc. (“N-Mer”), for the development and commercialization of a high speed DNA sequencing chip. The four entities, Hyseq, Callida, N-Mer and Affymetrix, have also entered into various cross-licensing arrangements.

Key components of the commercial and licensing arrangements include the following:

•	Hyseq will grant Affymetrix a non-exclusive license to Hyseq’s array-related patents in the field of non-universal probe arrays;

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•	Affymetrix will grant Hyseq an internal use license under certain Affymetrix array-related patents for pharmaceutical research;

•	Affymetrix and Hyseq will enter into a BiotechAccess™ supply agreement for Affymetrix’ GeneChip® technology;

•	Affymetrix will grant Callida a license to certain Affymetrix patents in the non-array field and to patents involved in the patent interference proceedings in all fields other than clinical diagnostics for bacteriology;

•	Callida will grant N-Mer a non-exclusive license in the field of universal probe arrays; and

•	Affymetrix will be the exclusive array and system supplier to N-Mer, and the exclusive sales agent, subject to customary performance obligations, for the distribution of any products developed by N-Mer.

         At closing, Affymetrix will pay Hyseq a one-time license fee for the non-exclusive license described above, and will loan Hyseq $4 million, all of which will be used to fund Callida and N-Mer. The loan will bear interest at the rate of 7.5% and mature five years after closing. The loan will be prepayable by Hyseq at any time and, subject to specified conditions, exchangeable for common stock of Hyseq. The loan will be secured by Hyseq’s equity interest in Callida. Affymetrix and Hyseq have agreed to each make additional investments, which will be conditioned on N-Mer’s attainment of a specified technical milestone and the procurement of third-party financing. Callida will grant Affymetrix an option to purchase a majority interest in N-Mer, which will be exercisable at any time over the next five years.

         The settlement, the reorganization and the other arrangements described above are contingent on court approval of the Settlement Agreement. There can be no assurance that the settlement will be approved or that the transactions described above will be consummated.

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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYSEQ, INC. (Registrant)

	By:	/s/ Peter S. Garcia Peter S. Garcia Senior Vice President and Chief Financial Officer

Dated: October 31, 2001

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